EXHIBIT 10.1

RESELLER AGREEMENT

THIS RESELLER AGREEMENT (this “Agreement”) is made and entered into effect the 7th day of April, 2017 (“Effective Date”), by and between i3 Integrative Creative Solutions, LLC (“i3 ICS”), a Virginia limited liability company, having its offices at 6564 Loisdale Court Suite 1010B, Springfield, VA 22150 (“Reseller”) and the company set forth below (“Company”) (each, individually, a “party” and collectively, “parties”):

Company: Bravatek Solutions, Inc. (BVTK)	Telephone: 1-866-490-8590
Address:2028 E. Ben White Blvd., Suite 240-2835	Fax: N/A
Austin, Texas 78741	E-mail: tom.cellucci@bravatek.com
Territory: US Federal Government Civilian and Military Agencies/Customers in the U.S.	Agreement Term: 1 Year
Company Products: cybersecurity email software/telecom services	Other Terms (not applicable if blank):
Pricing: Reseller will obtain pricing quote from Company for each opportunity.	Contract is renewable for 1 year extension by amendment to this agreement. Either Party may terminate this agreement for non-cause with a sixty (60) written notice.

The parties agree as follows:

1. Definitions.

a. “Company” shall have the meaning assigned in the preamble.

b. “Company Products” shall have the meaning assigned in the preamble.

c. “Effective Date” shall have the meaning assigned in the preamble.

d. “Marks” shall have the meaning assigned in Section 7.

e. “Net Revenue” shall mean gross receipts collected by Company or Reseller from the distribution of Company Products, [less third party commissions, equipment sales, delivery costs, taxes, refunds, and credits.

f. “Proprietary Information” shall have the meaning assigned in Section 11.

g. “Registered Referral” shall mean a Named Account (i) for which “Reseller” identifies & creates the opportunity, provides Sales Assistance (as defined below), and (ii) which leads to a direct sale with the “Company”. Registered Referrals may fall into two categories: Sales executed by the “Company”, and via a third party’s prime contract.

h. “Sales Assistance” shall mean (i) introductions to and scheduling meetings with key executives at the Named Account (e.g., CxO, Vice President of Infrastructure and Vice President of Application Development), and (ii) generating and delivering proposals and providing other marketing and sales support necessary to close the opportunity and obtain an order from the Named Account.

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i. “Registered Opportunity” shall mean a Named Account (i) for which “Reseller” identifies & creates the opportunity, and (ii) the “Reseller” purchases directly from the “Company” at a discount and sells to the customer.

j. “Fulfillment Transaction” shall mean a sale through the Reseller’s contract vehicle to a Federal Agency entity that is not a Registered Referral or Registered Opportunity

k. “Referral Fee” shall have the meaning assigned in Exhibit B.

l. “Reseller” shall have the meaning assigned in the preamble.

m. “Territory” shall have the meaning assigned in the preamble.

2. General Scope. Company develops or provides Company Products and desires that Reseller promote and solicit commitments to buy Company Products in the Territory.

3. Reseller Activity. Reseller shall have the right to solicit orders for Company Products within the Territory. In its activities under this Agreement, Reseller shall use the then-current names for the Company Products and any sales or marketing documentation or forms provided by Company.

4. Company Obligations. Company shall provide Reseller with the support described in Exhibit B. Company shall comply with good business practices and all applicable laws and regulations. During the term of this Agreement, Company shall notify reseller of any changes, modifications or the discontinuation of any of the Company Products within thirty (30) days. Company shall make reasonable accommodations for any ongoing sales or existing sales.

5.  Exclusivity on Registered Referrals and Opportunities. During the Term hereof and for a period of six (6) months following the termination of this Agreement or the discontinuation of any of the Company Products, (i) the Reseller shall have the exclusive right to commission for any Registered Referrals, (ii) the Company shall not market, promote, sell, or distribute Company Products or solicit or procure orders for the Company Products, or for any product(s) or service(s) similar to the Company Products, in the Territory other than through the Reseller and pursuant to this Agreement, except with the prior written consent of the Reseller, and (iii) without limitation to the foregoing, the Company shall not, directly or through other parties (whether agents, representatives, intermediaries, resellers or other parties), market, promote, sell, distribute, solicit or procure orders to any existing or prospective customer of the Reseller.

6. Compensation. In the event that Reseller (i) refers a Registered Referral to Company, through delivery to Company of the lead form attached hereto as Exhibit A, and (ii) such Registered Referral executes an agreement to purchase any of such Company Products or services, then Company shall pay Reseller a Referral Fee, as specified in Exhibit B attached hereto. Referral Fees will be paid within thirty (30) days of the collection of receivables from the Registered Referral. In the event an opportunity is requested and the government elects to use a different contract vehicle as described in 1g, reseller will still receive Referral Fee outlined in exhibit B.

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7. Trademarks, Trade Names and Other Designations. Subject to the terms of this Agreement, Company grants Reseller the right to use and display the Company trademarks, tradenames and other designations of source, and proprietary notices, slogans, designs and distinct advertising as may appear on any documentation or other material with respect to Product (“Marks”) with prior approval, that will not be unreasonable withheld.

8. Warranty Disclaimer. RESELLER SHALL MAKE NO REPRESENTATION, GUARANTEE, OR WARRANTY CONCERNING THE COMPANY PRODUCT EXCEPT AS EXPRESSLY AUTHORIZED IN ADVANCE BY COMPANY IN WRITING. TO THE EXTENT THE RESELLER HAS COMPLIED WITH THE OBLIGATIONS SET FORTH IN THIS SECTION, THE COMPANY SHALL INDEMNIFY AND HOLD HARMLESS THE RESELLER FOR ANY AND ALL LOSSES SUFFERED BY THE RESELLER OR ITS AFFILIATES (WHETHER DIRECTLY OR IN CONNECTION WITH A CLAIM BY A THIRD PARTY) AS A RESULT OF OR IN CONNECTION WITH THE COMPANY PRODUCTS. ADDITIONALLY, THE RESELLER SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY FOR ANY AND ALL LOSSES SUFFERED BY THE COMPANY OR ITS AFFILIATES (WHETHER DIRECTLY OR IN CONNECTION WITH A CLAIM BY A THIRD PARTY) AS A RESULT OF OR IN CONNECTION WITH THE RESELLER’S ACTIVITIES.

9. Relationship of Parties. The parties hereto expressly understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement.

10. Termination.

a. Unless terminated earlier as provided herein, this Agreement shall have the Term set forth above (which commences on the Effective Date).

b. This Agreement may be terminated by Reseller for cause immediately upon the occurrence of any of the following events: (i) if the use or sale of Company Products are enjoined due to any claim of infringement of any U.S. patent or copyright or of any misappropriation of trade secrets; (ii) if Company ceases to do business, or otherwise terminates its business operations; or (iii) if Company breaches any provision of this Agreement and fails to fully cure such breach within fifteen (15) business days of written notice from Reseller describing the breach.

c. This Agreement may be terminated by Company for cause immediately upon the occurrence of any of the following events: (i) if Reseller ceases to do business, or otherwise terminates its business operations; or (ii) if Reseller breaches any provision of this Agreement and fails to fully cure such breach within fifteen (15) business days of written notice from Company describing the breach.

d. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other party arising from or incident to any termination of this Agreement, which complies with the terms of the Agreement, whether or not the terminating party is aware of any such damage, loss or expenses.

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e. Upon termination or expiration of this Agreement, other than with respect to customers of the Reseller existing at any time prior to the termination or expiration and with respect to ongoing sales or prospective sales, Reseller (i) shall immediately discontinue any use of the name, logotype, Marks or slogans of Company, (ii) shall immediately discontinue all representations or statements from which it might be inferred that any relationship exists between the parties, (iii) will cease to promote, solicit orders for or procure orders for the Product, (iv) will immediately return to Company all Proprietary Information (as defined below) and any other information or materials of Company in its possession, custody or control in whatever form held (including copies or embodiments thereof relating thereto). Notwithstanding the foregoing, the right to payments accruing prior to the termination or expiration shall survive termination or expiration of this Agreement.

11. Proprietary Rights. Each party acknowledges that, in the course of performing its duties under this Agreement, it may obtain from the other party, certain business, technical or financial information, all of which is confidential and proprietary (“Proprietary Information”). The parties shall, at all times, both during the term of this Agreement and after its termination, keep in trust and confidence all such Proprietary Information of the other party, and shall not use such Proprietary Information other than in the course of its duties as expressly provided in this Agreement; nor shall a party or its employees disclose any such Proprietary Information of the other to any person without such other party’s prior written consent. Neither party shall be bound by this Section with respect to information it can document has entered or later enters the public domain as a result of no act or omission of the receiving party, or is lawfully received by such party from third parties without restriction and without breach of any duty of nondisclosure by any such third party.

12. Liability Limitation. EXCEPT FOR IN THE EVENT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, THE RESELLER AND ITS AFFILIATES SHALL NOT BE LIABLE TO THE COMPANY, AND SHALL HAVE NO OBLIGATION TO INDEMNIFY OR HOLD HARMLESS THE COMPANY, WITH RESPECT TO OR IN CONNECTION WITH ANY LOSS RESULTING FROM OR CAUSED BY THE COMPANY PRODUCTS.

13. Indemnification. Company shall indemnify, defend and hold Reseller and its officers, directors, employees, shareholders, agents, successors and assigns, harmless from and against any claim, demand lawsuit, cause of action or losses of any nature whatsoever, including reasonable attorneys’ fees, suffered or incurred by Reseller or any of them, arising out of, (i) any claim that the Company Products infringe any U.S. patent or copyright or that the Company Products incorporate any misappropriated trade secrets or (ii) any claim for injury or other loss to any person arising from the use of Company Products. Additionally, Reseller shall indemnify, defend and hold Company and its officers, directors, employees, shareholders, agents, successors and assigns, harmless from and against any claim, demand lawsuit, cause of action or losses of any nature whatsoever, including reasonable attorneys’ fees, suffered or incurred by Company or any of them, arising out of, (i) any claim that the Reseller’s Activities infringe any U.S. Business law or that the Reseller’s Activities violate any U.S. government process, procedure or requirement or (ii) any claim for injury or other loss to any person arising from the use of Reseller’s Activities.

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14. Miscellaneous. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. Except as otherwise expressly provided herein, any provision of this Agreement may be amended or waived only with the written consent of both parties. This Agreement may be executed in separate counterparts, each of which so executed and delivered (including by emailed PDF) shall constitute an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia without regard to the conflicts of law provisions thereof. This Agreement supersedes all prior agreements or discussions between the parties with respect to the subject matter hereof.

RESELLER		Bravatek Solutions, Inc.

I3 ICS, LLC

By:	/s/ Philip A. Oakley	By:	/s/ Thomas A. Cellucci
Name:	Philip A. Oakley	Name:	Thomas A. Cellucci
Title:	President	Title:	Chairman & CEO
Date:	April 17, 2017	Date:	April 17, 2017

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EXHIBIT A

LEAD FORM

Customer Info:	Date:
Company Products:	Purchase Price (in U.S. dollars): Total License Fee:
Term: Evaluation Term: [YES OR NO]

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EXHIBIT B

RESELLER COMPENSATION

Earned Commission:

Reseller will be compensated for Registered Referrals and Registered Opportunities (as defined in Section 1g, 1i.) based on the following schedule:

Registered Referral:

•	25% of Net Revenue (as defined in Section 1e.) with a COMPANY-RESELLER AGREED UPON SALE PRICE in writing, the case of COMPANY’s software products. The Company’s Telecom Services will be agreed upon on a case-by-case basis in writing.

Registered Opportunity:

•	“Reseller” will purchase directly from the “Company” at a 25% discount off the COMPANY-RESELLER AGREED UPON sale price.

•	If sale is made through SEWP, there will be an additional 4% discount off the sale price to cover the Prime contract usage fee (typically 7-10%) off the COMPANY-RESELLAR AGREED UPON SALE PRICE.

Fulfillment Transaction Discount (as defined in Section 1j):

•	“Reseller” will purchase directly from the “Company” at a 7-10% discount off the sale price.

Payment Terms:

For a registered referral where the customer purchases directly from Company or another channel/contract vehicle other than Reseller, earned commissions are payable within thirty (30)days of when such amounts are collected by Company.

For a Registered Opportunity where the customer purchases from Reseller, payment will be made by Reseller to Company within 5 days of receipt of payment (paid when paid).

Expense Reimbursement: Reimbursement will be provided ONLY for expenses PRE-APPROVED in writing by Company.

Marketing Expense: As may be agreed to by the parties in writing.

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COMPANY SUPPORT OBLIGATIONS

Product Training: Training on the Company products as needed.

Marketing Materials: Electronic and print copies of existing marketing material as needed.

Company Personnel Resources:

•	Access to technical resources for demonstrations and meetings

•	Access to Company Customer Support Services

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